Exhibit 99.1

Monogram Technologies Granted Regulatory Approval to Import mBôs TKA System for Clinical Investigation in India

Patient Enrollment will Begin Shortly ; First Live Patient Surgeries are Anticipated within 90 Business Days

Critical Milestone Achieved for Multi-Center Clinical Trial in India with Strategic Partner Shalby Hospitals for the mBȏs TKA System

AUSTIN, TX – April 29, 2025 - Monogram Technologies Inc. (NASDAQ: MGRM) (“Monogram” or the “Company”), an AI-driven robotics company revolutionizing orthopedic surgery, today announced it has obtained regulatory approval from India’s Central Drugs Standard Control Organization (“CDSCO”) to import its mBôs TKA system to conduct a 102-patient, multi-center clinical investigation evaluating the safety and effectiveness of the Monogram TKA System. The study will be conducted in collaboration with Shalby Limited (NSE: SHALBY) (“Shalby”), one of the world’s largest orthopedic hospital groups.

As previously announced, Monogram and Shalby are partnering to evaluate the safety and effectiveness of the mBôs TKA System with the Consensus CKS implant, which is substantially equivalent to the Monogram mPress implants for regulatory purposes. The clinical trial will include 102 total knee replacement procedures, with a three-month clinical follow-up, conducted across multiple sites in India.

In January, Monogram successfully delivered a training version of the Monogram TKA System, and from January 31 to February 1, the Company hosted an Investigator Meeting in Ahmedabad, India. The Company expects to continue training surgeons and hospital personnel in preparation for trial initiation. Monogram will deploy full-time employees to India to support surgeon training and clinical trial execution and anticipates that patient enrollment will start shortly, with the first surgeries within 90 business days.

“The approval to begin clinical trial activities marks a major milestone for Monogram, further advancing our efforts to de-risk the value proposition of our technology,” said Benjamin Sexson, Chief Executive Officer of Monogram Technologies. “This trial will allow us to demonstrate performance in real surgical settings, including what will likely include technically demanding cases. Initiating this trial is an important step in building clinical confidence and proving our value proposition. As we continue our ongoing efforts toward commercial launch, we remain focused on creating long-term value and will continue to thoughtfully evaluate opportunities that align with the best interests of our shareholders. I am incredibly proud of our team—their dedication, resilience, and belief in what we are building have made this moment possible. Special thanks to Ani Nayak, Senior Manager of Clinical R&D, for his support with this application.”

“The approval to enable the clinical investigation in India is not only a major step for Monogram but also a meaningful milestone for the advancement of orthopedic innovation globally,” said Dr. Ajaykumar Yadav, Associate Vice President and Head of Clinical Research at Reliance Life Sciences. Reliance Life Sciences, a Reliance Group company-one of India's largest private sector companies-is responsible for managing the regulatory submission and communications for the clinical trial in India. “At Reliance, we understand the unique dynamics of the Indian healthcare market, especially in the medical device space and the transformative potential of MedTech solutions. Monogram’s robotic system is, in our view, one of the most advanced in orthopedic medicine today and we are proud to support its clinical validation. This collaboration represents a powerful opportunity to bring cutting-edge surgical technology to patients in India and beyond. We believe India is at the forefront of global medical innovation and we are honored to play a role in moving the standard of care forward.”

“With decades of clinical experience and a deep commitment to advancing orthopedic care, I believe the Monogram mBôs System is the most advanced robotic technology available in our field today,” said Dr. Vikram I. Shah, Founder and Chairman of Shalby Hospitals. “Obtaining regulatory approval to initiate the clinical trial in India is a proud moment—not just for Shalby and Monogram, but for the future of orthopedic medicine. We are excited to help lead this effort and demonstrate the clinical value of this transformative system. Robotic medicine has a bright future and India is uniquely positioned to be at the forefront of this evolution. At Shalby, we are committed to bringing innovative technologies like mBôs to our patients and are honored to contribute to a study that could redefine standards of care around the world.”

Dr. Shah was recently featured in TIME Magazine, Asia Edition, for his exceptional contributions to healthcare and his role in revolutionizing orthopedic care globally.

About Monogram Technologies Inc.

Monogram Technologies (NASDAQ: MGRM) is an AI-driven robotics company focused on improving human health, with an initial focus on orthopedic surgery. The Company is developing a product solution architecture to enable patient-optimized orthopedic implants at scale by combining 3D printing, advanced machine vision, AI and next-generation robotics.

Monograms mBôs precision robotic surgical system is designed to autonomously execute optimized paths for high-precision insertion of its FDA-cleared mPress press-fit implants. The goal is well balanced, better-fitting bone sparing knee replacements. The Company initially intends to produce and market robotic surgical equipment and related software, orthopedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. Other clinical and commercial applications for the mBôs with mVision navigation are also being explored.

Monogram has obtained FDA clearance for mPress implants and applied for 510(k) clearance for its robotic products. The Company is required to obtain FDA clearance before it can market its products. Monogram cannot estimate the timing or assure the ability to obtain such clearances.

The Company believes that its mBôs precision robotic surgical assistants, which combine AI and novel navigation methods (mVision), will enable more personalized knee implants for patients, resulting in well balanced better-fitting knee replacements with bone sparing implants. Monogram anticipates that there may be other clinical and commercial applications for its navigated mBôs precision robot and mVision navigation.

To learn more, visit www.monogramtechnologies.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Forward-looking statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations

Chris Tyson
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MZ North America
Direct: 949-491-8235
MGRM@mzgroup.us